Exhibit 99.1

News Release

CONTACT:	Steve Dale (Media) (612) 303-0784 Judith T. Murphy (Analysts) (612) 303-0783
U.S. BANCORP ANNOUNCES IMPACT OF VISA’S SETTLEMENT
WITH AMERICAN EXPRESS
MINNEAPOLIS (Nov. 14, 2007) — U.S. Bancorp (NYSE: USB) today announced that it would restate its previously reported earnings for the third quarter of 2007 as a result of a subsequent event, the recently announced settlement of a class action lawsuit and developments related to Visa Inc.
On October 3, 2007, Visa completed its reorganization in preparation for its initial public offering (IPO) expected to occur in the first quarter of 2008. As part of this reorganization, U.S. Bancorp received its proportionate number of Class USA shares of Visa Inc. common stock. In connection with the IPO, it is expected that a portion of these shares will be redeemed for cash, with the remaining shares to be converted to Class A shares three years after the IPO or upon settlement of certain covered litigation, whichever is later. Additionally, Visa is expected to set aside a portion of the proceeds from the IPO in an escrow account to fund this litigation as well as certain other litigation judgments or settlements that may occur.
On November 7, 2007, after the close of business, Visa announced that it had reached a settlement with American Express related to an antitrust lawsuit to which U.S. Bancorp is a party. Also, on November 7, the Company submitted its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 for filing, which filing became effective on November 8. In addition, late in the day on November 7, the Company received preliminary guidance from the SEC accounting staff with respect to the appropriate accounting treatment with respect to a number of accounting issues arising out of the Visa reorganization in response to a request submitted by the Company and a number of other banks. Over the next few days, the Company reviewed, with its independent auditors the appropriate accounting treatment for this settlement in light of this guidance. As a result of this review, U.S. Bancorp will restate its third quarter results to record a $115 million charge for its proportionate share of the settlement of the American Express litigation. U.S. Bancorp anticipates that its proportionate share of the proceeds of the planned Visa IPO will more than offset this charge.
As a result of the settlement, previously reported net income for the third quarter of 2007 of $1,176 million, or $.67 per diluted common share, will be revised to report net income of $1,096 million, or $.62 per diluted common share. Previously reported net income for the first nine months of 2007 of $3,462 million, or $1.94 per diluted common share, will be revised to report net income of $3,382 million, or $1.89 per diluted common share. U.S. Bancorp expects to file its amended quarterly report on Form 10-Q for the quarter ended September 30, 2007, by November 19, 2007.
U.S. Bancorp, with $228 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The company operates 2,512 banking offices and 4,870 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments, management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk, and uncertainty regarding consummation of the planned Visa IPO. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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